Shandong Terra Nostra – Jinpeng Metallurgical Co., Ltd.

Amended and Restated

Joint Venture Contract

Amended

December 16, 2005

Chapter 1: General Provisions

In accordance with the Laws of the People’s Republic of China (“PRC”) on Joint Ventures Using Chinese and Foreign Investment (the “Joint Venture Law”) and other relevant laws and regulations of PRC, Zhang Ke, Zouping Jinwang Copper Co., Ltd. and Terra Nostra Resources Corp., previously known as Terra Nostra Technology Ltd.(hereinafter referred to as the “Parties”), in accordance with the principles of equality and mutual benefit, and through friendly consultations, agree to enter into this Amended and Restated Joint Venture Contract (referred to herein as this “Amended and Restated Agreement”), which amends and fully restates that certain Joint Venture Contract entered into by the parties on December 11th 2004 (referred to herein as the “Original Contract”), which was amended on January 10th, 2005, for the purpose to jointly invest in Shandong Jinpeng Copper Co., Ltd. and to convert it to a Chinese Foreign Joint Venture (the “Joint Venture”) in Shandong Province of the PRC.

Chapter 2: Parties of the Joint Venture

Article 2.1

Parties to this Joint Venture are as follows:

1. Zhang Ke, an individual citizen of the PRC (hereinafter referred to as “Zhang Ke”).

2.

Zouping Jinwang Copper Co., Ltd. (hereinafter referred to as “ZPJW”), registered in Shandong Province, PRC, and its legal address is at Zouping, Shandong Province, PRC.

Legal representative:

Name:

Zhang Ke

Position:

Chairman

Nationality:

PRC

Zhang Ke and ZPJW are referred to hereinafter as the “Sino Parties.”

3.

Terra Nostra Resources Corp. (hereinafter referred to as “TNRO”), a Nevada corporation with its common shares presently listed for trading on the United States Over the Counter Bulletin Board (“OTC/BB”) under the trading symbol TNRO, and having an office address of 1000-1166 Alberni St., Vancouver, British Columbia, V6E 3Z3 Canada.

Current Legal Representative: Name:

Donald C. Nicholson

 Position:

Chief Administration Officer, Director

 Nationality:

Canada

Chapter 3: Establishment of the Joint Venture

Article 3.1

In accordance with the Joint Venture Law and other relevant PRC laws and regulations, the parties agree to convert Shandong Jinpeng Copper Co., Ltd. into a Chinese Foreign Joint Venture limited liability company

Article 3.2

The name of the Joint Venture is:

In English:

Shandong Terra Nostra- Jinpeng Metallurgical Co. Ltd.

In Chinese:

山東金鵬铜业有限公司

Registered Office:

Zouping, Shandong Province, PRC.

Article 3.3

All activities of the Joint Venture shall be governed by the laws, regulations and rules of the PRC.

Article 3.4

The organizational form of the Joint Venture is a limited liability company. Each party to the Joint Venture is liable to the Joint Venture within the limit of the capital subscribed by it.  The profits, risks and losses of the Joint Venture shall be shared by the parties in proportion to their contributions to the registered capital.

Chapter 4: The Purpose, Scope and Scale of Production and Business

Article 4.1

The goals of the Parties to the Joint Venture are to continue to improve the product quality, expand production, develop new products, and gain a greater position in world markets by adopting advanced and appropriate technology, scientific management methods, and international marketing efforts.  The goal is to make additional profit by marketing and selling products domestically and internationally.

Article 4.2

The business scope of the Joint Venture is the production and sale of electrolytic copper products, oxygen free copper rods, copper tubing, metallurgical casting, copper wire and the other copper products.

Article 4.3

The investment plan will be to periodically invest funds as available, for the following purposes, in order of priority:

1.

Firstly, to improve the current operations of the Joint Venture;

2.

Secondly, to improve and upgrade production facilities to produce more product of a higher quality products; and

3.

Thirdly, to expand domestic and international marketing efforts.

Chapter 5: Total Amount of Investment and the Registered Capital

Article 5.1

The total amount of investment of the Joint Venture is US$ 70,200,000.

Article 5.2

The registered capital of the Joint Venture shall be US$ 53,400,000, of which:

Zhang Ke has US$ 20,927,500, accounting for 39.19%,

ZPJW has US$ 5,238,500 accounting for 9.81%; and

TNRO has US$ 27,234,000, accounting for 51%.

Increases to registered capital shall be made in accordance with each Party’s respective proportional interest in the Joint Venture, unless agreed to otherwise by the Parties.

Article 5.3

Sino Parties’ Contributions:

1.

Zhang Ke and ZPJW represent that the Joint Venture has all of the land use rights, equipment, intellectual property, trademarks, tradenames, tangible or intangible rights, support buildings, warehouses, vehicles and any other assets belonging to, related to or necessary in the operation of the electrolytic copper production facility currently operating at Zouping, Shandong Province, PRC, having a production capacity of approximately 30,000 metric tons of copper and additional production capacity of related products per annum (the “Existing Facility”).  The Joint Venture owns the Existing Facility free and clear of all liens and encumbrances.

2.

Zhang Ke hereby irrevocably agrees to contribute to the Joint Venture all of the land use rights, equipment, intellectual property, trademarks, tradenames, tangible or intangible rights,  support buildings, warehouses, vehicles and any other assets belonging to, related to or necessary in the operation of the electrolytic copper production facility currently under construction at Zouping, Shandong Province, PRC, having a production capacity of approximately 80,000 metric tons of copper per annum (the “Zouping Facility”).

Zhang Ke will deliver to the Joint Venture a detailed list of the assets of the Zouping Facility as soon as is practicable.  Such asset list shall be attached as an Exhibit to this Amended and Restated Agreement.

3.

Zhang Ke hereby irrevocably agrees to contribute to the Joint Venture all of the land use rights, equipment, intellectual property, trademarks, tradenames, tangible or intangible rights,  support buildings, warehouses, vehicles and any other assets belonging to, related to or necessary in the operation of the electrolytic copper production facility currently under construction at Dongying, Shandong Province, PRC, having a production capacity of approximately 60,000 metric tons of copper per annum and additional production capacity of related products (the “Dongying Facility”).

Zhang Ke will deliver to the Joint Venture a detailed list of the assets of the Dongying Facility as soon as is practicable.  Such asset list shall be attached as an Exhibit to this Amended and Restated Agreement.

Article 5.4

TNRO Contributions:

TNRO shall fulfill its capital contribution requirement totaling US$ 27,234,000, in cash or in kind.

Article 5.5

The Sino Parties and TNRO agree that their respective contributions shall be made pursuant to the following schedule:

1.

Zhang Ke agrees that he shall transfer all of the assets and business under Article 5.3 to the Joint Venture as soon as possible but in no event later than three (3) months after the date of this Agreement.  Zhang Ke agrees that he shall cooperate with the attorneys, accountants and other representatives of the Joint Venture and/or TNRO to effectuate the transfer of the Zouping Facility and the Dongying Facility, as well as to verify the assets in the Existing Facility.

2.

TNRO shall fulfill its capital contribution requirement to the Joint Venture according to a schedule determined by the Board of Directors of the Joint Venture.

The Parties agree that TNRO has previously fulfilled any initial capital contribution requirements.

Article 5.6

The Sino Parties shall provide TNRO with documentation satisfactory to TNRO confirming that all of the Sino Parties’ rights, titles and interest in the fixed assets as identified in Article 5.3 have been validly and effectively transferred to the Joint Venture, and are free and clear of any encumbrances, liens, or other claims thereto, save and except as may explicitly be agreed to by TNRO.

Article 5.7

Each of the Sino Parties represents and warrants that it possesses the full power and authority to perform its contribution as identified in Article 5.3, and that it has obtained full and legally binding authorization to bind any related parties thereby.

Article 5.8

The Sino Parties are hereby granting to TNRO, subject to relevant PRC government approvals, the right to acquire up to its entire 49% of the Joint Venture, at such time as agreed upon by the Parties. The consideration for this acquisition shall be determined by the Parties, acting in good faith, or based upon a valuation performed by an independent valuator satisfactory to the Parties.

Chapter 6: Responsibilities of Each Party to the Joint Venture

Article 6.1

The Sino Parties and TNRO shall be respectively responsible for the following matters:

The Sino Parties:

1.

Handling of applications for approval, registration, business license and other matters concerning the establishment of the Joint Venture from relevant departments in PRC;

2.

Processing the application for the right to the use of a site to the authority in charge of the land;

3.

Organizing the design and construction of the premises and other engineering facilities of the Joint Venture;

4.

Providing cash, machinery, equipment and premises as required under Article 5.3 herein;

5.

Assisting the Joint Venture in purchasing or leasing equipment, material, raw materials, article for office use, means of transportation and communication facilities etc.;

6.

Assisting the Joint Venture in contacting and settling the infrastructure facilities such as water, electricity, transportation etc.;

7.

Assisting the Joint Venture in recruiting Chinese management personnel, technical personnel, workers and other personnel as needed:

8.

Assisting foreign workers and staff in applying for entry visas, work licenses and handling their travel procedures;

9.

Responsible for handling other matters as requested by the Joint Venture.

TNRO:

1.

Provide its cash contribution as required under Article 5.4 herein;

2.

Provide financing and investment;

3.

Source strategic partners, services, and markets outside of PRC.

4.

Arrange all foreign affairs, foreign contracts and other matter outside of PRC.

5.

Responsible for handling other matters as requested by the Joint Venture.

Chapter 7: The Board of Directors

Article 7.1

The date of registration of the Joint Venture shall be the date of the establishment of the Board of Directors of the Joint Venture.

Article 7.2

The Board of Directors is comprised of five directors, of which two shall be appointed by the Sino Parties acting together and three by TNRO.

The chairman of the board shall be appointed by TNRO, and its vice-chairman by the Sino Parties.  The term of office for the directors, chairman and vice-chairman is three years, and their term of office may be renewed if re-appointed by the relevant party.

Article 7.3

The highest authority of the Joint Venture shall be its Board of Directors.  A simple majority shall decide all issues concerning the Joint Venture.  Unanimous approval shall be required for the following major issues;

1.

Amendment of the Articles of Association;

2.

Merger of the Joint Venture with another organization;

3.

Dissolution of the Joint Venture;

4.

Adjustment of the registered capital of the Joint Venture; and

5.

Change of the quantity of Board members, or a change in the parties allocating the Board members.

Article 7.4

The Chairman of the Board is the legal representative of the Joint Venture.  Should the chairman be unable to exercise his responsibilities for any reason, he shall authorize the Vice-Chairman or any other director to represent the Joint Venture temporarily.

Article 7.5

The Board of Directors shall convene at least one meeting every year.  The meeting shall be called and presided over by the Chairman of the Board.  The Chairman may convene an interim meeting based on a proposal made by a simple majority of Directors.  Meetings may be attended by members of the Board in person, by proxy, or by telephone.  Minutes of the meetings shall be kept in English and Chinese and placed on file.

Article 7.6

The Joint Venture shall indemnify each director against all claims and liabilities incurred by reason of serving as a director of the Joint Venture, provided that such claims and liabilities do not constitute intentional misconduct, gross negligence or violations of criminal laws.

Article 7.7

The Chairman and Co-Chairman of the Board are entrusted with the holding of all seals and/or chops of the Joint Venture.  Should the holder delegate the holding of any of the seals and/or chops, the Chairman or Co-Chairman may immediately and without notice revoke this entrustment, and have a seal and/or chop returned to the Chairman or Co-Chairman, without convening a Board meeting.

Chapter 8: Business Management

Article 8.1

The Parties shall appoint the key Management of the Joint Venture, subject to Board approval, which shall be responsible for the daily management of the Joint Venture.  The key Management will consist of a General Manager chosen by the Sino Parties and a Deputy General Manager chosen by TNRO.  The term of office of the General Manager and Deputy General Manager shall be one year, renewable at the discretion of the respective Parties, and subject to Board approval.

Article 8.2

The responsibility of the General Manager is to implement the decisions of the Board of Directors, and organize and conduct the daily management of the Joint Venture. The Deputy General Manager shall assist the General Manager in his work.

Several department managers may be appointed by the Management, and they shall be responsible for the work in their respective departments, handle the matters delegated to them by the General Manager and Deputy General Manager, and shall report to the General Manager.

Article 8.3

In case of corruption or serious dereliction of duty on the part of the General Manager or a Deputy General Manager, the Board of Directors in conjunction with the appointing Party shall have the power to dismiss either of them at any time without notice or compensation.

Chapter 9: Labor Management

Article 9.1

Labor contracts covering the recruitment, employment, dismissal, resignation, wages, labor insurance, welfare, rewards, penalties and other matters concerning the staff and workers of the Joint Venture shall be newly drawn up between the Joint Venture and the trade union of the Joint Venture as a whole, or the individual employees of the Joint Venture as a whole, or individual employees in accordance with the Regulations of the PRC on Labor Management in Joint Ventures Using Chinese and Foreign Investment and its Implementing Rules. The labor contracts shall, after being signed, be filed with the local labor management department.

Article 9.2

The appointment of the key management personnel recommended by the parties, their salaries, social insurance, welfare and the standard of traveling expenses etc. shall be subject to approval by the Board of Directors.  All appointments are to be based on a combination of merit, experience, education and suitability to job description, and compensation commensurate with aforementioned.

Chapter 10: Taxes, Finance and Audit

Article 10.1

The Joint Venture shall pay taxes in accordance with the provisions of Chinese laws and other applicable regulations.

Article 10.2

Staff members and workers of the Joint Venture shall pay individual income tax according to the Individual Income Tax Law of the PRC.

Article 10.3

Allocations for reserve funds, expansion funds of the Joint Venture, and welfare funds and bonuses for staff and workers shall be set aside in accordance with the provisions of the Joint Venture Law.  The annual proportion of allocations shall be decided by the Board of Directors according to the business situation of the Joint Venture.

Article 10.4

All routine vouchers, receipts, statistical statements and reports of the Joint Venture shall be written in Chinese.  All monthly, quarterly and annual accounting statements, and other managerial reporting, of the Joint Venture shall be made and kept in both Chinese and English.  All records and accounts shall be kept and maintained in accordance with internationally recognized accounting standards, as determined by TNRO, using current accounting and reporting systems.

Article 10.5

Financial checking and examination of the Joint Venture shall be conducted by a recognized Chinese or international firm registered in PRC capable of producing audited statements, as chosen by TNRO. Such reports shall be submitted to the Board of Directors and the General Manager both in English and Chinese.

Article 10.6

Within the first one (1) month of each fiscal year, or in such time period as required by TNRO, the General Manager shall prepare, or have prepared, both in English and Chinese, the previous fiscal year's audited balance sheet, profit and loss statement, cash flow, and notes to the financial statements, prepared in accordance with International or United States generally accepted accounting principles and audited by a firm approved by TNRO.

Within the first forty-five (45) days of each fiscal year, or in such time period as required by TNRO, the General Manager shall also provide a proposal regarding the allocation of profits from the previous fiscal year, and subject the proposal to the Board of Directors for examination and approval.

Article 10.7

The Joint Venture shall separately open a foreign exchange account and a Renminbi account at an authorized bank within or outside PRC approved by the State Administration of Foreign Exchange.  The Joint Venture’s foreign exchange transactions shall be handled in accordance with the regulations of PRC relating to foreign exchange control including use of authorized foreign exchange adjustments centers and foreign exchange banks.

Article 10.8

The Joint Venture shall likely maintain a balance in its foreign exchange receipts and expenditures account through the sale of its products and through other methods permitted under the laws of PRC. Liquid funds in the Joint Venture’s foreign exchange account shall be used in the following order of priority:

1.

payments of principal and interest on foreign exchange loans borrowed by the Joint Venture from a third party;

2.

payments of principal and interest on foreign exchange loans borrowed by the Joint Venture from any one or more of the Parties;

3.

payment of the Joint Venture’s expatriate staff salaries;

4.

payment for imported raw materials and equipment;

5.

payment for imported services;

6.

payment of profits to TNRO; and

7.

payment of profits to the Sino Parties.

Chapter 11: Duration of the Joint Venture

Article 11.1

The duration of the Joint Venture is thirty years.  The establishment date of the Joint Venture shall be the date on which the business license of the Joint Venture is issued.

An application for the extension of the duration of the Joint Venture, as proposed by one Party and approved by the Board of Directors, shall be submitted to the Ministry of Commerce (or the examination and approval authority entrusted by it) six months prior to the expiry date of the Joint Venture.

Chapter 12: The Disposal of Assets after the Expiration of the Duration

Article 12.1

Upon the expiration of the Joint Venture, or termination thereof prior to the date of expiration, liquidation shall be carried out according to applicable laws.  The liquidated assets shall be distributed in accordance with the proportion of investment contributed by Parties.

Chapter 13: Insurance

Article 13.1

Insurance policies of the Joint Venture on various kinds of risks shall be underwritten with a qualified insurer operating in the PRC.  Types, value and duration of insurance shall be decided by the Board of Directors.

Chapter 14: Preemptive Right

Article 14.1

Each of the Parties having ownership of the Joint Venture hereby grants to the other Parties owning an interest in the Joint Venture the right of first refusal to acquire its respective percentage ownership of the Joint Venture.  In the event that any of the Parties (a “Selling Party”) receives an offer to purchase all or any portion of its percentage ownership of the Joint Venture (the “Offered Interests”), then the Selling Party shall immediately notify the other Parties in writing (the “Notice”) of the offer and disclose the terms and conditions thereof, including but not limited to the offered price (the “Offered Price”).  The other Parties may, but shall not be obligated to, purchase its pro rata shares of the Offered Interests at the Offered Price. Within sixty (60) days of receipt of the Notice (the “Expiration Date”), each of the Parties desiring to purchase its pro rata portion of the Offered Interests shall notify the Selling Party of its intention to exercise this right of first refusal.  If any of the Parties elect to exercise its right of first refusal, then the closing shall occur not later than ninety (90) days after the Expiration Date.  If less than all of the Parties elect to exercise the right of first refusal, the exercising Parties shall be entitled to purchase their pro rata portion of the non-exercising Parties. If none of the Parties elects to exercise its right of first refusal or all Parties fail to respond before the Expiration date, then the Selling Party may sell the Offered Interests at the Offered Price to any third party.  If such sale does not occur within ninety (90) days after the Expiration Date, then the Selling Party must again offer the right of first refusal to all Parties prior to any sale.

Chapter 15: Amendment、Alteration and Termination of the Amended and Restated Agreement

Article 15.1

Any amendment of this agreement shall come into force only after a written amendment agreement has been signed by the Sino Parties and TNRO, and approved by the original examination and approval authority.

Article 15.2

In case of a substantive inability by either Party to fulfill the terms of this agreement, or a decision to not continue operations due to heavy losses as a result of Force Majeure, the Joint Venture shall be terminated before the date of expiration, upon such decision being unanimously agreed upon by the Board of Directors, and approved by the original examination and approval authority.

Chapter 16: Applicable Law

Article 16.1

The formation, validity, interpretation, execution and settlement of disputes in respect to this Amended and Restated Agreement shall be governed by the relevant laws of the PRC.

Chapter 17: Settlement of Disputes

Article 17.1

Any disputes arising from the execution of, or in connection with, the Amended and Restated Agreement, shall be settled through friendly consultations between both Parties.  In case no settlement can be reached through consultations, the disputes shall be submitted to the International Arbitration Center in Singapore for arbitration in accordance with its rules of procedure.  The arbitral award is final and binding upon both parties.

Article 17.2

During the arbitration, the Amended and Restated Agreement shall be observed and enforced by both Parties except for the matters in dispute.

Chapter 18: Language

Article 18.1

The Amended and Restated Agreement shall be written in Chinese and in English.  Both language versions are considered to be equally authentic.  In the event of any discrepancy between the two aforementioned versions, the English version shall prevail in determining the spirit, intent, and meaning of this Amended and Restated Agreement.

Chapter 19: Effectiveness of the Amended and Restated Agreement and Miscellaneous

Article 19.1

Any appendices drawn up in accordance with the principles of this Amended and Restated Agreement are considered an integral part of this Amended and Restated Agreement.

Article 19.2

The Amended and Restated Agreement shall come into force upon the date of execution of the Agreement.

Article 19.3

All notices in connection with any party's rights and obligations sent by either the Sino Parties or TNRO to the other Party shall be in writing and shall only be deemed to have been officially received when delivered at the legal address of the Sino Parties or TNRO, as listed in this Amended and Restated Agreement, Either Party may change its address of notification, by written notice to the other Party.

Article 19.4

Each of the Sino Parties acknowledges TNRO is entering into this Amended and Restated Agreement based upon information supplied by the Sino Parties, and the validity of this Amended and Restated Agreement is conditional upon completion of a due diligence report satisfactory to TNRO.

Article 19.5

This Amended and Restated Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns

Article 19.6

Time and each of the terms and conditions of this Amended and Restated Agreement shall be of the essence of this Amended and Restated Agreement and no waiver by any Party or any default by the Party of any provision herein shall be deemed to be a waiver of any other provision herein nor to release such other Party from any such provision.

This Amended and Restated Agreement is signed in Zibo, Shandong Province, PRC, by the authorized representatives of the Parties on the 16th of December 2005.

Terra Nostra Resources Corp.,

Zhang Ke,

a Nevada corporation

a natural citizen of PRC

By: /s/ Donald Nicholson

/s/ Zhang Ke

Name: Donald Nicholson

Title: Chief Administrative Officer

Zouping Jinwang Copper Co., Ltd.,

a Chinese corporation

By: /s/ J. H Zhang

Name: J. H. Zhang

Title: Legal Representative

Articles of Association

for

Shandong Terra Nostra – Jinpeng Metallurgical Co., Ltd.

Amended and Restated

December 16, 2005

Chapter 1

General Principles

1.1

Introduction.  In accordance with the Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment (the “Joint Venture Law”), the Parties identified in Article 1.3 have agreed to convert Shandong Jinpeng Copper Co., Ltd. to a cooperative Joint Venture Company in accordance with the provisions of the Amended and Restated Joint Venture Agreement (hereinafter referred to as the “Joint Venture Contract”).  After friendly negotiation, these Articles of Association are made as the guideline of all the activities of the Joint Venture Company.  All terms used in these Articles of Association shall have the same meanings as given to them in the Joint Venture Contract, except as explicitly modified herein.

1.2

Name of the Joint Venture Company.

In English:

Shandong Terra Nostra – Jinpeng Metallurgical Co., Ltd. (hereinafter referred to as “The Company”)

In Chinese:

山东金鵬铜业有限公司

Legal address:

North Changshan Town, Zouping, Shandong Province, Peoples’ Republic of China.

1.3

The Parties.  The parties to this Joint Venture are:

Party A:

(i)

Zhang Ke:  an individual citizen of the PRC;

(ii)

Zouping Jinwang Copper Co., Ltd. (hereinafter referred to as “ZPJW”), registered in Shandong Province, PRC, and its legal address is at Zouping, Shandong Province, PRC.

Legal representative:

Name:

Zhang Ke

Position:

Chairman

Nationality:

PRC

And

Party B:

Terra Nostra Resources Corp., (hereinafter referred to as Party B), a Nevada corporation with its common shares presently listed for trading on the United States Over the Counter Bulletin Board (“OTC/BB”) under the trading symbol TNRO, and having an office address of Suite 1000-1166 Alberni Street, Vancouver, BC V6E 3Z3, Canada.

Legal Representative:

Name:

Donald C. Nicholson

Position:

Chief Administration Officer, Director

Nationality:

Canada

Collectively, these companies and individual are referred to as the “Parties”.

1.4

Form of Organization.  The form of organization of the Company shall be a limited liability company.  Except as otherwise provided herein, once a Party has completed in full its contribution to the registered capital and the total investment of the Company, it shall not be required to provide any further funds to or on behalf of the Company by way of capital contribution, loan, advance, guarantee or otherwise, unless otherwise agreed.  Creditors of the Company shall have recourse only to the assets of the Company and shall not seek repayment from any of the Parties.  Subject to the above, the profits, risks and losses of the Company shall be shared by the Parties in proportion to their respective interests in the Company in accordance with the terms of the Joint Venture Contract.

1.5

Legal Status.  The Company shall be a legal person under the laws of China.  The activities of the Company shall be governed and protected by the laws, regulations and rules of China and shall enjoy the equal right and privilege as a Chinese Company.

Chapter 2

Objective & Scope of Business

2.1

Objectives.  The main objective of the Parties to the Joint Venture Contract, and of the Company, is to become recognized as one of the premier strategic metals producers in China by producing a range of globally competitive, environmentally sound, profitable, vertically integrated, and high quality copper and stainless steel products, meeting the needs of the rapidly growing Chinese and international markets for these crucial industrial metals.  The Company shall continue to improve the quality of the product through production enhancements, develop new value added products, expand production to meet demand, introduce foreign expertise where appropriate to improve productivity, adopt scientific management methods, promote international marketing efforts, and ensure that the workplace is safe and beneficial for all employees.

2.2

Scope of Business.   The business scope of the Joint Venture is the production and sale of electrolytic copper products, oxygen free copper rods, copper tubing, metallurgical casting, copper wire and the other copper products.

Chapter 3

Investment, Registered Capital, Conditions of Cooperation

3.1

Total Investment.   The total investment of the Joint Venture is US$70,200,000.  The total investment may be modified by the Parties as permitted by applicable People’s Republic of China regulations to meet the needs of The Company.

3.2

Registered Capital.  The registered capital of the Joint Venture is US$53,400,000.  The registered capital may be increased by the Parties as permitted by applicable People’s Republic of China regulations to meet the needs of the Company as the Board of Directors may determine in accordance with Articles contained herein.  The registered capital of the Joint Venture can be increased only after the consensus of the Parties has been obtained, and as approved by unanimous resolution of the Board of Directors.  Increases to registered capital are to be made in accordance with the respective proportional interest in the Joint Venture of the two Parties, unless otherwise agreed between both Parties.  Such increases shall be submitted to the Examination and Approval Authority for examination and approval.  Upon receipt of the approval from the Examination and Approval Authority, the Company shall register the increase in registered capital with the appropriate governing Authority.

3.3

Respective Contributions.  The Parties are to provide in full their respective committed capital as specified in the governing Joint Venture Contract, with any modifications to such terms requiring unanimous approval of the Board of Directors.  The contributions are as follows:

3.3.1

The aggregate contribution of Party A is valued at US$26,166,000, representing 49% of the Joint Venture Company, and is allocated as follows:

Zhang Ke has US$ 20,927,500, accounting for 39.19%,

ZPJW has US$ 5,238,500 accounting for 9.81%;

3.3.2

The contribution of Party B is valued at US$27,234,000, representing 51% of the Joint Venture Company.

3.4

Asset Assessment.  After the Parties have contributed the committed capital, or at any time as requested by the Board of Directors or Party B, the Certified Professional Accountant in China that has been employed by the Joint Venture, or such other Accounting firm requested by Party B, will assess the assets and issue an asset assessment report.

3.5

Assignment or Sale of Interest in the Company.  Either Party may assign, sell or otherwise dispose of all or part of its interest in the Company (the “Disposing Party”) to any third party provided that the Disposing Party complies first with the following requirements:

3.5.1

When a Disposing Party desires to assign, sell or otherwise dispose of (the “Disposition”) all or part of its interest in the Company, the other Party shall have a preemptive right of purchase under the terms and conditions offered by a third party.  The Disposing Party shall notify the other Party in writing of the terms and conditions of the Disposition.  If the other Party does not exercise its preemptive right of purchase within ninety (90) days after receipt of such notice, the Disposing Party may proceed to assign, sell or otherwise dispose all or a portion of its interest in the Company to a third party.  Upon a Disposition of all or part of the Disposing Party’s interest in the Company, the third party shall execute a document by which it becomes a party to the Contract.

3.5.2

The Parties shall cause all members of the Board to unanimously approve any Disposition of an interest in the Company conducted in accordance with the requirements of 3.5.1 above.  Such a Disposition of an interest in the Company shall then be submitted to the Examination and Approval Authority for examination and approval.  Upon receipt of the approval of the Examination and Approval Authority, the Company shall register the change in interest in the Company with the applicable governing Authorities.

3.6

Additional Financing.  If for any reason, the Company requires funds (the “Additional Financing”) in excess of the contribution amounts, the following provisions shall apply.  These provisions shall apply to any expenditure approved by the Board, whether they are required for any additional feasibility study, plant expansion, new plant construction, or any other Company business.

3.6.1

The Company shall first attempt to obtain the Additional Financing from financial institutions on commercial terms to the greatest extent possible.  The Parties agree that the Company shall grant such financial institutions such mortgages over its assets as may be required.

3.6.2

If the Board determines that the Company will not be able to obtain the Additional Financing from financial institutions, the Chairman of the Board shall send a written notice to the Parties setting out the amounts of and the dates on which installments of such Additional Financing are required by the Company (the “Investment Notice”).

3.6.3

If Additional Financing is required, the following provisions shall apply:

3.6.3.1

each Party shall be responsible for contributing or arranging for a third party to contribute a proportionate amount of the Additional Financing required under 3.6.3 based on their respective interests in the Company as of the date of the Investment Notice;

3.6.3.2

if Party A for any reason does not provide or arrange its share of any installment of the Additional Financing required under 3.63 on time, Party B shall then become responsible for doing so on Party A's behalf;

3.6.3.3

if Party B provides or arranges a third party to provide any installment of the Additional Financing required under 3.63 on Party A's behalf, Party A shall be deemed to have borrowed (the “Party A Loan”) from the provider, as follows:

3.6.3.3.1

the principal amount of the Party A Loan shall be equal to the amount of the funds provided to the Company on Party A's behalf;

3.6.3.3.2

interest shall be paid on the Party A Loan at an annual interest rate equal to Chinese Commercial Lending Rate plus three percent (3%) per year calculated quarterly from the date of the deemed loan to the date of repayment;

3.6.3.3.3

starting from the first payment the Company is required to make to any Party for any reason including without limitation, any shareholder's loan repayments, profit distributions, capital repayments and liquidation proceeds (each, a “Distributable Amount”) until such time that the Party A Loan and interest thereon have been repaid in full, the Company shall pay (and Party A hereby irrevocably directs the Company to pay) Party A's share of such Distributable Amount as follows:

3.6.3.3.3.1

ten percent (10%) directly to Party A to use as Party A wishes; and

3.6.3.3.3.2

ninety percent (90%) directly to the provider who has provided the Party A Loan to apply against the Party A Loan;

3.6.3.3.4

the provider of the Party A Loan shall only have recourse against the amounts payable by the Company to Party A, if any, but shall have no recourse to any other asset of Party A.

3.6.4

To the greatest extent permitted by the Provisional Regulations of the State Administration for Industry and Commerce on the Ratio Between the Registered Capital and Total Investment of Sino-Foreign Joint Equity Enterprises, the Additional Financing shall be in the form of loans (from financial institutions, the Parties or both), and the balance shall be in the form of registered capital.

3.6.5

If the application of this Article requires any adjustments to be made to the registered capital of the Company or to the respective interests which the Parties hold in the Company, the Parties shall cause the Board to unanimously approve such adjustments and cause the Company to apply for any approvals required in connection therewith.

3.7

Shareholder Loans.  If any Party advances any funds to the Company as a Shareholder's loan, the Company shall pay interest to such Party on the principal amount of the advance from the date of the advance to the date the shareholder's loan is repaid in full at an annual rate of interest equal to the Chinese Commercial Lending Rate plus three percent (3%) per year or such lower rate as the Board may determine from time to time.

Chapter 4

Board of Directors

4.1

Board Authority.  The Company shall establish a Board of Directors which is the supreme authority of the Company under the leadership and direction of the Chairman.

4.2

Composition of Board.  The Board shall be comprised of five (5) directors, of which two (2) shall be appointed by Party A and Three (3) shall be appointed by Party B.  Any Director may be removed and replaced at any time and for any reason by the Party that appointed such Director.

4.3

Chairman, Vice-Chairman.   The Company shall have one (1) Chairman of the Board and one (1) Vice-Chairman.  The Chairman of the Board shall be selected by Party B from amongst the Board members, and the Vice-Chairman shall be one of the directors selected by Party A from amongst the Board members.

4.4

Term.  The Directors, Chairman and Vice-Chairman of the Board shall be appointed for a term of three (3) years, and may serve consecutive terms if reappointed by the Party that performed the original appointment.

4.5

Authority.  The Chairman of the Board shall be the Legal Representative and Chief Executive Officer.  The Chairman may also hold the position of General Manager if agreed to by the Parties.  If the Chairman is unable to exercise his responsibilities for any reason, he may temporarily delegate such responsibilities to the Vice-Chairman or any other Director by a written authorization sent to such person and copied to the Company.

4.6

Dispute Resolution.  When a difference in opinion occurs, the Board Members will try to work out to reach some agreement through friendly negotiations.  If a compromise can not be reached, a decision has to be made by ballot voting.  During this period the Chairman of the Board may abstain from voting.  If a majority vote cannot be achieved, the Chairman of the Board has the right to cast the decisive vote.

4.7

Board Responsibilities.  The Board shall manage the business and affairs of the Company.

4.7.1

Board issues shall be decided by the approval of a 51% simple majority of the votes cast by the Directors present at a duly constituted meeting of the Board, except that the unanimous approval of the Board members present at a duly constituted meeting of the Board shall be required for each of the issues set out below:

4.7.1.1

any amendment to the Company's Article of Association;

4.7.1.2

dissolution of the Company for any reason prior to the expiry of the Duration of the Joint Venture.  Provided always, however, that if unanimous approval of all the Directors is not achieved in this regard at any Board meeting duly convened for such purpose, a resolution for such dissolution may be effectively passed at the next Board meeting approved by the votes of at least 51% of the directors present at such later meeting;

4.7.1.3

any merger of the Company with any other economic organization, or the creation of another joint venture entity together with some other economic organization;

4.7.1.4

any increase in the registered capital of the Company other than an increase in the registered capital resulting from a requirement to contribute monies pursuant to the Joint Venture Agreement.  Such increases are hereby approved in advance by the Parties, and the Parties each agree to cause the Board to vote unanimously in favour thereof; and

4.7.1.5

change of the quantity of Board members, and/or a change in the quantity of members appointed by a particular Party.

4.7.2

Other specific activities of the Board requiring a simple majority, which are part of the Board’s mandate to manage the business and affairs of the Company, separate from the above mentioned items requiring unanimous approval, include, but are not limited to, the following:

4.7.2.1

Make decisions regarding, and approve the important financial, operating, marketing, and planning reports made by the General Manager and other managers.

4.7.2.2

Approve the annual financial statement, income and expenses and annual profit distribution scheme;

4.7.2.3

Make decisions to establish branches;

4.7.2.4

Made decisions on the appointment of, or dismissal of for any reason, of the chief engineer, chief accountant, legal representation, auditor and other senior employees, other than as specifically appointed by the respective Parties as outlined in the Joint Venture Agreement or herein.

4.7.2.5

Other important issues that should be decided by the Board of Directors, that affect key financial, operating or personnel aspects of the Company.

4.7.3

The Chairman and Vice-Chairman of the Board are entrusted with the holding of all seals and/or chops of the Company.  Should the holder delegate the holding of any of the seals and/or chops, the Chairman or Vice-Chairman may immediately and without notice revoke this entrustment, and have a seal and/or chop returned to the Chairman or Vice-Chairman, without convening a Board meeting.

4.8

Indemnification.  The Company shall indemnify each director against all claims and liabilities incurred by reason of serving as a director of the Company, provided that such claims and liabilities do not constitute intentional misconduct, gross negligence or violations of criminal laws.

4.9

Board Meetings.

4.9.1

The first Board meeting shall be held within three (3) months from the date of issuance of the Company’s business license.

4.9.2

Board meetings shall be held at least once per year or whenever any two (2) of the five (5) directors may request.

4.9.3

Directors may appoint alternate directors to represent and vote for them, or by written proxy authorize another director to vote on his behalf.  Board meetings may also be held by conference telephone call whereby each participant is able to hear and speak to each other participant.

4.9.4

The Chairman or other person convening a meeting of the Board shall give each director at least ten (10) day's written notice of the time, place and proposed agenda of the meeting.

4.9.5

A quorum shall be formed by any four (4) Directors.  For such purpose, a director shall be deemed present at a meeting or conference telephone call either if he participates in person or by the representation of a duly appointed alternate director.

4.9.6

If a quorum is for any reason not present within one (1) hour after the time set for a Board meeting, such meeting shall automatically stand adjourned to the fifth (5th) business day immediately following at the same time and place, and the Directors present or deemed present at such meeting shall be deemed to constitute a quorum and able to pass effective resolutions.

4.9.7

Detailed minutes must be made for each of the Board meetings and be signed by every Director, or duly appointed alternate director, who is present.  The minutes will be made in Chinese and English and kept in the Company's file.

4.9.8

Any action to be taken by the Board may be taken without a meeting if all members of the Board consent in writing to such action.  Such written consent shall be filed with the minutes of the Board proceeding and shall have the same force and effect as a unanimous vote taken by members physically present.

4.9.9

Board directors shall serve in such capacity without any remuneration, but all reasonable costs incurred by the directors in the performance of their duties as members of the Board shall be borne by the Company.

4.10

Remuneration of Consultants.  The remuneration and expenses for the experts and consultants employed by the Company and whose appointment has been proposed by the Chairman of the Board, the Managing Director or General Manager and approved by the Board shall be borne by the Company.

Chapter 5

Operation and Management of the Organization

5.1

Appointment of General Manager and Deputy General Manager.  The General Manager shall be nominated by Party A, and appointed upon approval by the Board. The Deputy General Manager shall be nominated by Party B, and appointed upon approval by the Board. The term for both positions shall be a period of one (1) year.  This term may be renewed at the discretion of the Parties, and the approval of the Board.

5.2

General Manager.  The Board shall delegate the day-to-day management of the Company to the General Manager under the leadership and direction of the Chairman. The General Manager shall be responsible for the daily and overall management of the Company under the leadership and direction of the Chairman.  The General Manager shall report to the Board, and his duties shall include the following:

5.2.1

preparation of annual operating and capital budgets, business plans and financial projections for Board approval;

5.2.2

implementing budgets and plans approved by the Board;

5.2.3

maintaining an accounting system and a system of financial, budgetary and internal controls under the leadership and direction of the Chairman;

5.2.4

maintaining of accounting ledgers, books and records in accordance with Internationally accepted accounting principles and standards and regulations under the leadership and direction of the Chairman;

5.2.5

payroll administration;

5.2.6

labour relations and personnel administration;

5.2.7

represent the Company in business dealings with other parties, as approved by the Board;

5.2.8

negotiate contracts on behalf of the Company and sign contracts approved by the Board;

5.2.9

raise the productivity of the Company's employees by implementing and supervising training programs approved by the Board;

5.2.10

discharge other duties and powers which the Board may entrust to him, and;

5.2.11

doing all other things necessary or advisable to ensure that the business of the Company is carried out properly and legally, and in the best interest of the Company.

5.3

Deputy General Manager.  The Deputy General Manager shall assist the General Manager in any matters determined by the General Manager, and shall perform any duties as directed by the Board.  In the absence of the General Manager, the Deputy General Manager shall assume his duties and responsibilities.

5.4

Management Positions for Board Members.  A member of the Board can take the positions of General Manager, Deputy General Manager, or other senior management positions of the company, upon receipt of any necessary approval by the applicable Party, and upon approval and hiring by the Board.

5.5

Non-Competition.  The General Manager, Deputy General Manager and other senior management can not take any senior position of any other economic entities unless explicitly approved by the Board, and under no circumstance may they take part in any competitive activities of other enterprises against the Company, or engage in any activity that is in a conflict of interest with the Company.

5.6

Senior Management.

5.6.1

The Company shall have a Chief Engineer and Chief Accountant who are nominated by the Board and hired by the Board.  The Chief Engineer will be responsible for the technical systems of the Company, and the Chief Accountant will be responsible for the accounting work of the Company.  The Board will also be responsible for nominating and hiring other senior managers based on the needs of the Company.

5.6.2

The Board shall appoint an auditor for the firm, as recommended and approved by Party B.  The auditor must be approved by any regulatory bodies as determined by Party B.   The auditor shall be responsible for the preparation of the Company’s annual audited reports, and any other tasks as directed by the Board.

5.6.3

Upon a decision of the Board, the General Manager, Deputy General Manager and other senior staff may be dismissed at anytime without notice or compensation for acts committed in violation of the best interests of the company, and/or are found to have engaged in fraud or other illegal activities, and/or have been engaged in a conflict of interest.

5.7

Management Resignations.  Should the General Manager, Deputy General Manger, or other senior management personnel put forward a request to resign, a written report shall be submitted to Board of Directors in writing.

Chapter 6

Financial Management

6.1

Corporate Taxation.  The Company shall pay taxes in accordance with the stipulations of published and publicly available Chinese laws and regulations using the maximum deductions and allowable deductions and preferential treatments allowed in these same laws and regulations of the Income Tax law for Foreign Investment Enterprises and Foreign Companies.

6.2

 Individual Taxation.  Employees of the Company shall pay individual income tax according to the Individual Income Tax Law of the People's Republic of China.

6.3

Reserves.  The Company shall make annual allocations for a reserve fund, an expansion fund and a welfare and bonus fund for its employees from its after-tax profits.  The annual proportion of allocations shall be determined by the Board of Directors according to the financial situation and outlook of the Company, and according to any governing laws.

6.4

Books of Account.  The Company shall keep its books of accounts in Chinese, and in accordance with generally accepted international accounting principles, with United States GAAP being the standard.  All accounting statements of the Company shall be presented in both Chinese and English, and any other elements of the books of account will be translated to English promptly upon request.  The Company shall use Chinese Renminbi and/or U.S. Dollar as the base accounting currency, as determined or modified by the Board to meet existing or future requirements.

6.5

Financial Statements.  The General Manager shall be responsible for the preparation and delivery of the following statements and reports to each member of the Board, in English and Chinese:

6.5.1

monthly un-audited detailed financial statements within two (2) weeks of the end of each month;

6.5.2

quarterly and annual un-audited financial statements by no later than the twentieth (20th) day, or in such timing as required by Party B, after the end of the previous quarter or fiscal year, in accordance with generally accepted international accounting principles, with United States GAAP being the standard;

6.5.3

annual audited financial statements and the auditor's report thereon by no later than the forth-fifth (45th) day, or in such timing as required by Party B, after the end of the previous fiscal year in accordance with generally accepted international accounting principles, with United States GAAP being the standard.;

6.5.3.1

These audited annual financial statements will also require approval by the Board.

6.5.3.2

The Board may modify the time period in which the audited and un-audited annual financial statements are presented in order to ensure that the Parties are able to comply with any regulatory requirements they may be subject to, or any other reason decided upon by the Board.

6.5.3.3

The General Manager and the management shall cooperate-operate fully with the Auditor so that the audit can be concluded with the stipulated period after the fiscal year end date of December 31 or any date selected by the Board.

6.5.4

weekly production records, including inventory consumption and creation, with an analysis of any anomalies or problems observed.

6.6

Right of Inspection.  Each Party or Director shall have the right to inspect and copy the books of account of the company at any time, or assign such representative as he so chooses.

6.7

Banking.

6.7.1

The Company shall open such Renminbi bank accounts as deemed necessary by the Board under the direction of the Chairman.   Furthermore, the Company as deemed necessary by the Board under the direction of the Chairman, shall separately open any required foreign exchange accounts at an authorized bank within or outside China as approved by the State Administration of Foreign Exchange.

6.7.2

The Company’s foreign exchange transactions shall be handled in accordance with the regulations of China relating to foreign exchange control including use of authorized foreign exchange adjustments centers and foreign exchange banks, and as otherwise identified herein.

6.7.3

The authorized signatories and authorized approval limits of any such signatory, on all accounts, and any modifications thereto, shall be determined by the Board under the direction of the Chairman.

6.8

Depreciation.  The depreciation rates of the fixed assets shall be determined by the Board of Directors in accordance with the national regulations governing such matters.

Chapter 7

Profit Distribution, Foreign Exchange

7.1

Principles.  The Parties will distribute the profit and take the risks in proportion to their respective shareholding interest.

7.2

Dividend Policy.

7.2.1

Unless the Board unanimously resolves otherwise at a duly convened meeting, this dividend policy shall apply throughout the duration of the Joint Venture and regardless of the amount of dividends that may have been or will be paid to any Party.

7.2.2

Within the first three (3) months of each fiscal year, the General Manager shall provide a proposal regarding the allocation of profits from the previous fiscal year, and subject the proposal to the Board of Directors for examination and approval.

7.2.3

The after-tax profits obtained from the Company’s operations shall be distributed according to the following order of priority:

7.2.3.1

repayment of loans made to the Company which are funded by foreign financial institution and interest thereon;

7.2.3.2

repayment of loans made to the Company which are funded by domestic financial institutions and interest thereon; and

7.2.3.3

the Company shall at least once each year distribute to the Parties up to all of the after-tax profits remaining by declaring and paying dividends to them in proportions to their respective shareholding interest.

7.2.4

If the Company incurred a loss for the year no dividend shall be distributed.

7.2.5

If there are undistributed profits retained from previous years, these retained profit can be added to the profit of the current year for distribution.

7.3

Foreign Exchange Accounts.

7.3.1

The Company shall maintain a balance in its foreign exchange receipts and expenditures through the sale of its products and through other methods permitted under the laws of China.

7.3.2

Liquid funds in the Company’s foreign exchange account shall be used in the following order of priority, unless otherwise determined by the Board of Directors, and subject to the laws of China governing such matters:

7.3.2.1

payments of principal and interest on foreign exchange loans borrowed by the Company from a third party;

7.3.2.2

payments of principal and interest on foreign exchange loans borrowed by the Company from any one or more of the Parties;

7.3.2.3

payment of the Company’s expatriate staff salaries;

7.3.2.4

payment for imported raw materials and equipment;

7.3.2.5

payment for imported services;

7.3.2.6

payment of profits to Party B; and

7.3.2.7

payment of profits to Party A.

7.3.3

All remittances of profits and other remittances to Party B out of China will be made to a designated foreign bank account in United States Dollars or other freely convertible foreign currencies in accordance with the foreign exchange regulations of China

7.3.4

If the profit distributed to Party B in any year is in Renminbi, then Party B can require the Company to open a separate Renminbi bank account for such Renminbi profits and hold the same together with any interest accrued on behalf of Party B until such time as the Company shall have sufficient foreign exchange to convert the Renminbi into foreign exchange and remit the profit together with any interest accrued to Party B pursuant to paragraph 7.3.3 above.

Chapter 8

Labour Management

8.1

Governing Law.  The employment, dismissal and resignation of the staff and workers of the Company and their wages, welfare, labour protection, labour discipline and/or other matters will be governed by the Provisions of the People's Republic of China for Labour Management in Chinese-Foreign Joint Ventures and its implementing regulations.

8.2

Recruitment.  The staff and workers needed by the Company may be recommended by the local labour management department or recruited publicly.  In either circumstance, they must be tested by the Company and selected for employment on the basis of their qualifications.

8.3

Sanctions.  The Company may, in accordance with the seriousness of the case, impose various sanctions including warnings, demerits, wage reduction, and dismissal, against any staff or worker who violates the rules and regulations of the Company.

8.4

Wages and Terms of Employment.  The wages of the staff and workers shall be decided by the Board in accordance with the relevant regulations and rules of China, and in conjunction with a Trade Union where applicable, and shall be stated in the employment contract.  The wage standard of the Company will not be lower than the average local wage standard.  With the increase of the production and the proficiency of the staff and workers the Company may increase the wages as approved by the Board.

8.5

Working Environment.  The Company will specify in relevant regulations and rules of the welfare, bonus, labour protections, labour insurance and other matters so as to secure the staff and workers to work under normal conditions.

8.6

Foreign Employees.  The wages and terms of employment for the staff hired from abroad will be decided by the Board and stated in their employment contracts.

8.7

Trade Union.  The staff and workers of the Company are entitled to establish their trade union in accordance with the Law of the People's Republic of China on Trade Union and operate its activities. Should such a trade union be formed, the Company shall appropriate trade union expenses to the proportion of 2% of the total paid salary of the employees. The trade union of the Joint Venture Company will use these funds in line with the Trade Union Expense Management Methods issued by the All-China National General Trade Union.

8.8

Senior Management Compensation.  The General Manager, Deputy General Manager, and other senior management as determined by the Board, shall have their salaries, social insurance, welfare, traveling expenses, and other terms of employment, determined by the Board, and identified in their employment contract.

Chapter 9

Joint Venture Duration, Termination, and Liquidation

9.1

Duration.  The Company shall have a duration of thirty (30) years commencing on the day the Business License is issued.

9.2

Renewal.  The Company and the Parties shall make an application to the Approval Authority at least Twelve (12) months prior to the expiry date of the Joint Venture for the Joint Venture to be extended as follows:

9.2.1

if the company has been profitable, or if the Parties so choose, for a further thirty (30) year period; or

9.2.2

if any loan by Party B to either the Company or to Party A, or any other outstanding obligations to the Parties or the Company, are not completely repaid, for such further period, if any, as Party B may consider necessary to ensure such obligations are fulfilled.

9.3

Termination.  Any Party may provide written notice to the Chairman and Vice-Chairman of the Company, and request the Board to consider and unanimously approve a termination of the Joint Venture prior to its expiry date only for the following reasons:

9.3.1

a Party has caused an Event of Default to occur, and has failed to cure such Event of Default within thirty (30) days of receiving written notice by the affected Party, or if such Event of Default cannot be cured within thirty (30) days, the defaulting Party has failed to use its best efforts to cure such default;

9.3.2

there has been a material change in the applicable laws, regulations or policies of the pertinent governmental authorities that adversely affect the interests of a Party, or;

9.3.3

the terms of the agreement can’t be fulfilled due to the influence of Force Majeure and the conditions for Joint operation no longer substantially exist.

9.4

Disposition upon Termination or Expiry.  Upon normal expiry of the Joint Venture, or upon a legal termination pursuant to the Joint Venture Agreement or the terms herein, the Board shall, upon unanimous approval, cause to have formed a Liquidation committee, whose responsibility it will be to use their best efforts to dispose of the non-cash assets of the Company at the best possible price, and according to Article 9.5.  Any such disposition plan developed by the Committee shall be unanimously approved by the Board, and by a applicable examination and approval authority.  Upon completion of such disposition, and upon payment of any amounts owed to any Party, and other existing legal obligations, the remaining cash of the Company shall be distributed by the Company to the Parties according to their portion of shareholding interest.  Thereafter, the Liquidation Committee shall:

9.4.1

make a full report of the liquidation to each Party; and

9.4.2

cause the Business License to be cancelled.

9.5

Option to Purchase Assets.  Upon liquidation proceedings as per Article 9.4, any Party may purchase all or part of those assets at a purchase price equal to their fair market value, as determined by the Parties by agreement (or by the Independent Valuator, if no written agreement is reached within thirty (30) days).  Such price may be paid by way of offset against any amount that may be owed by the Company to the purchasing Party.

9.6

Actions during Liquation Proceedings.  During a period of liquidation, the Liquidation Committee may attend court or answer a lawsuit on behalf of the Company.  The expenses for liquidation and the costs and salary for the members of the liquidation committee should be paid by existing assets of the Company, in advance.

Chapter 10

Rules & Regulations

10.1

Rules and Regulations.  The Company, with the approval of the Board, and according to the terms herein, will make the following detailed rules and regulations:

10.1.1

the rules of operation of the Company, including the duties and procedures of each managerial department;

10.1.2

the Work Regulations for staff and workers;

10.1.3

the wage system;

10.1.4

the rules for attendance record, promotions, awards and reprimands;

10.1.5

the Welfare Rules and Regulations for workers and staff;

10.1.6

the Rules and Regulations of Finance

10.1.7

the liquidation procedures at the upon termination of the Joint Venture, and;

10.1.8

other necessary rules and regulations required for operations.

Chapter 11

Miscellaneous Provisions

11.1

Amendment of Articles.  The amendment or revision of these Articles of Association will have the unanimous resolution of the Board and be approved by the appropriate approving authorities.

11.2

Applicable Law.  The validity, interpretation and implementation of these Articles of Association shall be governed by the laws of the People’s Republic of China which are published and publicly available, but in the event that there is no published and publicly available law in China governing a particular matter relating to these Articles of Association, reference shall be made to general international commercial practices.

11.3

Language.  These Articles of Association are written in Chinese and English.  The Parties agree that both versions are equal, and legally binding on the Parties.  In case of discrepancy, the meaning and spirit of the English version shall be used to interpret the Articles.

11.4

Approval.  These Articles of Association will come into effect after the approval by the relevant authorities.

11.5

Insurance.  Insurance policies of the Joint Venture on various kinds of risks shall be underwritten with a qualified insurer operating in the People's Republic of China, or in any other jurisdiction as may be possible under governing regulations.  Types, value and duration of insurance shall be decided by the Board of Directors.

11.6

Severability.  If a court of other tribunal of competent jurisdiction determines that any one or more of the provisions contained in these Articles is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

11.7

Binding Effect.  These Articles of Association are made for the benefit of the Parties and their respective lawful successors and assignees and is legally binding on them.  These Articles of Association may not be changed orally, but only by a written instrument signed by the parties, unanimously approved by the Board of Directors, and approved by the Examination and Approval Authority.

11.8

Dispute Resolution.  Any dispute, controversy or claim arising out of or relating to these Articles, or the breach, termination or invalidity thereof, shall be resolved through friendly negotiations and, if it cannot be resolved through negotiations within one month of the dispute, controversy or claim being notified by and to the Parties, if agreed upon by the Parties, the dispute will be submitted to the International Arbitration Center in Singapore for arbitration in accordance with its rules of procedure as at present in force.

11.8.1

There shall be only one arbitrator. The language to be used in the arbitral proceedings shall be English. The arbitral award shall be final and binding upon both parties.

11.8.2

During the arbitration, the Parties shall continue to perform their obligations except for matters in dispute.

11.8.3

Should the Parties not agree upon the settlement of any dispute by binding arbitration, then any court of competent jurisdiction over the matter shall be utilized.

IN WITNESS WHEREOF, each of the Parties hereto have caused these Articles of Association to be executed by their duly authorized representatives on the 16th of December, 2005 at Zibo, Shandong Province, PRC.

1.

By Joint Venture Parties

Terra Nostra Resources Corp.,

a Nevada corporation

By:

/s/ Donald Nicholson

Name:

Donald Nicholson

Title:  Chief Administrative Officer

Zhang Ke, a natural citizen of PRC

By:

/s/ Zhang Ke

Zouping Jinwang Copper Co., Ltd.,

a Chinese corporation

By:

/s/ J. H. Zhang

Name:

J. H. Zhang

Title:

Legal Representative

2.

By the Company

Shandong Terra Nostra – Jinpeng Metallurgical Co., Ltd.

a Chinese corporation

By:

/s/ Zhang Ke

Name:

Zhang Ke

Title:

Chairman